Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	J. Pivinski Chief Financial Officer Oriole Homes Corp. (561) 274-1235

ORIOLE HOMES CORP. CLOSES MERGER
WITH LEVY ACQUISITION CO.

     BOCA RATON, Fla. – February 10, 2003—Oriole Homes Corp. (AMEX:OHC.A; OHC.B), a Florida corporation, today announced that the merger of Levy Acquisition Co. with and into Oriole Homes, with Oriole Homes the surviving corporation, became effective today. Levy Acquisition Co. is a newly formed company and is wholly-owned by Richard D. Levy, Harry A. Levy, Mark A. Levy and a group of Levy family members and certain related entities (collectively, the “Levy Group”). Richard, Harry and Mark Levy serve as directors and officers of Levy Acquisition Co. and as directors and senior executive officers of Oriole. As a result of the merger, shareholders other than the Levy Group will receive $4.90 per share in cash.

     The common stock of Oriole Homes will cease to be publicly traded and will be delisted from AMEX effective close of the market today. Oriole Homes today filed a form with the Securities and Exchange Commission to terminate its public company filing obligations under the federal securities laws.

ABOUT ORIOLE HOMES CORP.

     Oriole Homes is engaged in the design, construction, marketing and sale of single-family homes, patio homes, town homes, villas, duplexes and low- and mid-rise condominiums principally in Palm Beach, Broward, Lee, Marion and Osceola Counties in Florida.

SAFE HARBOR

     This press release may contain forward-looking information, express and implied. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including without limitation the risk factors associated with Oriole Homes’ business that may affect its operations that are discussed in its Annual Report on Form 10-K filed on March 29, 2002 and its other filings with the Securities and Exchange Commission.